UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A
(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. 4 )*



FleetCor Technologies, Inc.
 (Name of Issuer)


Common Stock, par value $0.001 per share
(Title of Class of Securities)


339041105
(CUSIP Number)


December 31, 2013
(Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[  ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 339041105

13G/A

Page 2 of 12 Pages


1.

NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BCIP Associates III, LLC
       EIN No.:   20-1330342


2.
                                                                 (a)		[]
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (b)		[   ]

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares

6.

SHARED VOTING POWER

0

7.

SOLE DISPOSITIVE POWER

0 Shares

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%


12.

TYPE OF REPORTING PERSON
              PN




CUSIP No. 339041105

13G/A

Page 3 of 12 Pages


1.

NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BCIP Trust Associates III
       EIN No.: 01-0598368


2.
                                                                 (a)		[]
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (b)		[   ]

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares

6.

SHARED VOTING POWER

0

7.

SOLE DISPOSITIVE POWER

0 Shares

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0 %


12.

TYPE OF REPORTING PERSON
              PN




CUSIP No. 339041105

13G/A

Page 4 of 12 Pages


1.

NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BCIP Associates III-B, LLC
       EIN No.:


2.
                                                                 (a)		[]
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (b)		[   ]

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares

6.

SHARED VOTING POWER

0

7.

SOLE DISPOSITIVE POWER

0 Shares

8.

SHARED DISPOSITIVE POWER

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares
10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0 %


12.

TYPE OF REPORTING PERSON
              PN




CUSIP No. 339041105

13G/A

Page 5 of 12 Pages


13.

NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BCIP Trust Associates III-B
       EIN No.: 01-0624013


14.
                                                                 (a)		[]
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (b)		[   ]

15.

SEC USE ONLY


16.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

17.

SOLE VOTING POWER

0 Shares

18.

SHARED VOTING POWER

0

19.

SOLE DISPOSITIVE POWER

0 Shares

20.

SHARED DISPOSITIVE POWER

0

21.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares
22.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

23.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%


24.

TYPE OF REPORTING PERSON
              PN



CUSIP No. 339041105

13G/A

Page 6 of 12 Pages


25.

NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bain Capital Fund VIII, LLC
       EIN No.: 98-0425021


26.
                                                                 (a)		[]
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (b)		[   ]

27.

SEC USE ONLY


28.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:
29.

SOLE VOTING POWER

0 Shares

30.

SHARED VOTING POWER

0

31.

SOLE DISPOSITIVE POWER

0 Shares

32.

SHARED DISPOSITIVE POWER

0

33.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares
34.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

35.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%


36.

TYPE OF REPORTING PERSON
              PN

CUSIP No. 339041105

13G/A

Page 7 of 12 Pages


37.

NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       BCIP Associates - G
       EIN No.: 20-2194543


38.
                                                                 (a)		[]
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (b)		[   ]

39.

SEC USE ONLY


40.

CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

41.

SOLE VOTING POWER

0 Shares

42.

SHARED VOTING POWER

0

43.

SOLE DISPOSITIVE POWER

0 Shares

44.

SHARED DISPOSITIVE POWER

0

45.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Shares
46.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES

47.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   less than

0%


48.

TYPE OF REPORTING PERSON
              PN


Item 1(a).	Name of Issuer

       The name of the issuer to which this filing on
Schedule 13G/A relates is FleetCor Technologies,
Inc. (the "Company").

Item 1(b). Address of Issuer's Principal Executive Offices
       The principal executive offices of the Company are located at 655 Engineering Drive, Suite 300, Norcross,
GA, 30092-2830.

Item 2(a).	Name of Person Filing
       This statement is being filed on behalf of the following (collectively, the "Reporting Persons"):
(1) BCIP Associates III, LLC, a Delaware limited liability company ("BCIP III LLC"), (2) BCIP Trust Associates III, a Cayman Islands partnership ("BCIP Trust III"), (3) BCIP Associates III-B, LLC, a Delaware limited liability company ("BCIP III-B LLC"), (4) BCIP Trust Associates III-B, a
Cayman Islands partnership ("BCIP Trust III-B"),
(5) Bain Capital Fund VIII, LLC, a Delaware limited liability company ("Fund VIII"), (6) BCIP Associates - G, a Delaware general partnership ("BCIP G").

       BCIP Associates III, a Cayman Islands partnership ("BCIP III") is the manager and sole member of BCIP III
LLC. Bain Capital Investors, LLC, a Delaware limited liability company ("BCI") is the managing partner of BCIP III. BCI is the managing partner of BCIP Trust III. BCIP Associates III-B, a Cayman Islands Partnership
("BCIP III-B") is the manager and sole member of BCIP
III-B LLC. BCI is the manager and sole member of BCIP
III-B. BCI is the managing partner of BCIP Trust III-B. Bain Capital Fund VIII, L.P., a Cayman Islands Partnership
("BCF VIII") is the sole member of Fund VIII. Bain Capital Partners VIII, L.P., a Cayman Islands partnership
("Partners VIII") is the general partner of BCF VIII.
BCI is the general partner of Partners VIII. BCI is the managing partner of BCIP G.

       The Reporting Persons have entered into a Joint
Filing Agreement, dated February 14, 2014, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule
13d-1(k)(1) under the Securities Exchange Act of 1934.

Item 2(b).	Address of Principal Business Office or,
if none, Residence

       The principal business address of each of the Reporting
Persons, BCIP III, BCI, BCIP III-B, BCF VIII, and Partners
VIII is John Hancock Tower, 200 Clarendon Street, Boston
MA 02116.

Item 2(c).	Citizenship
       Each of BCIP III LLC, BCIP III-B LLC, Fund VIII,
BCIP G, and BCI is organized under the laws of the State of Delaware. Each of BCIP Trust III, BCIP Trust III-B,
BCIP III, BCIP III-B, BCF VIII, Partners VIII, is organized under the laws of the Cayman Islands.

Item 2(d).	Title of Class of Securities
The class of equity securities of the Company to which this filing on Schedule 13G/A relates is Common

Stock, par value $0.001 per share ("Common Stock").

Item 2(e).	CUSIP Number

       The CUSIP number of the Company's Common Stock is 339041105.

Item 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or
240.13d-2(b) or (c), check whether the person filing is a:  Not applicable.

(a)[  ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)[  ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 73c).
(c)[  ]	Insurance company as defined in section 3(a)(19) of the
Act (15 U.S.C. 78c).
(d)[  ]	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)[  ]	An investment adviser in accordance with Section 13d-1(b)(1)(ii)(E).
(f)[  ]	An employee benefit plan or endowment fund in a
ccordance with Section 240.13d 1(b)(1)(ii)(F).
(g)[  ]	A parent holding company or control person
in accordance with Section 240.13d-1(b)(1)(ii)(G).
(h)[  ]	A savings association as defined in Section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)[  ]	A church plan that is excluded from the definition of a
n investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).
(j)[  ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

[  ]  If this statement is filed pursuant to Section
240.13d-1(c), check this box.

Item 4.	Ownership

Item 4(a).  Amount beneficially owned

       This Schedule 13G/A is being filed on behalf of the Reporting Persons. The Reporting Persons hold 0 shares of Common Stock of the Company, representing, in the aggregate, 0% of the Company's Common Stock.

Item 4(b).  Percent of Class

See Item 4(a) hereof.

Item 4(c).  Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:
       BCIP III LLC	0
       BCIP Trust III	0
       BCIP III-B	0
       BCIP Trust III-B	0
       Fund VIII	0
       BCIP G	0

(ii)	shared power to vote or to direct the vote:   0

(iii)	sole power to dispose or to direct the disposition of:
       BCIP III LLC	0
       BCIP Trust III	0
       BCIP III-B	0
       BCIP Trust III-B	0
       Fund VIII	0
       BCIP G	0

(iv)	shared power to dispose or to direct the disposition of:   0

Item 5.	Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
        Not Applicable.

Item 7.	Identification and Classification of the Subsidiary
which Acquired the Security Being Reported on by the Parent Holding Company:

       Not Applicable.

Item 8.	Identification and Classification of Members of the Group

       Not Applicable.

Item 9.	Notice of Dissolution of Group

       Not Applicable.

Item 10. Certification

	Not Applicable


SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

 Dated:  February 14, 2014


			BCIP ASSOCIATES III, LLC
				By BCIP Associates III,
					its sole member
				By Bain Capital Investors, LLC,
				its managing partner

       BCIP TRUST ASSOCIATES III
						     	By Bain Capital Investors, LLC,
								its managing partner

			BCIP ASSOCIATES III-B, LLC
			By BCIP Associates III-B,
				its sole member
			By Bain Capital Investors, LLC,
				its managing partner

			BCIP TRUST ASSOCIATES III-B
						     	By Bain Capital Investors, LLC,
								its managing partner

       BAIN CAPITAL FUND VIII, LLC
							By Bain Capital Fund VIII, LP,
								its member
							By Bain Capital Partners VIII, L.P.,
								its general partner
							By: Bain Capital Investors, LLC,
								its general partner

					BCIP ASSOCIATES-G
		               			     	By Bain Capital Investors, LLC,
								its managing partner


			By: _/s/ Michael D. Ward
				Michael D. Ward
				Managing Director











       Exhibit A

Agreement Regarding the Joint Filing of Schedule 13G/A

The undersigned hereby agree as follows:

     (i) Each of them is individually eligible to use the Schedule 13G/A to which this Exhibit is attached, and such Schedule 13G/A is filed on behalf of each of them; and

     (ii) Each of them is responsible for the timely filing of such Schedule 13G/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2014


			BCIP ASSOCIATES III, LLC
				By BCIP Associates III,
					its sole member
				By Bain Capital Investors, LLC,
				its managing partner

       BCIP TRUST ASSOCIATES III
						     	By Bain Capital Investors, LLC,
								its managing partner

			BCIP ASSOCIATES III-B, LLC
			By BCIP Associates III-B,
				its sole member
			By Bain Capital Investors, LLC,
				its managing partner

			BCIP TRUST ASSOCIATES III-B
						     	By Bain Capital Investors, LLC,
								its managing partner

       BAIN CAPITAL FUND VIII, LLC
							By Bain Capital Fund VIII, LP,
								its member
							By Bain Capital Partners VIII, L.P.,
								its general partner
							By: Bain Capital Investors, LLC,
								its general partner

					BCIP ASSOCIATES-G
		               			     	By Bain Capital Investors, LLC,
								its managing partner

			By: _/s/ Michael D. Ward
				Michael D. Ward
				Managing Director




	Page 16 of 14 Pages




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